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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                ________________

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                        Securities Exchange Act of 1934

                 Date of earliest event reported: July 26, 2002

                                ________________


                          Internet Capital Group, Inc.

                                ________________

               (Exact name of registrant as specified in charter)


           Delaware                    0-26929                   23-2996071
   (State of Incorporation)    (Commission File Number)       (I.R.S. Employer
                                                             Identification No.)
                                ________________

          435 Devon Park Drive, Building 600, Wayne, Pennsylvania 19087
          -------------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                                 (610) 989-0111
                                 ---------------
              (Registrant's telephone number, including area code)

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Item 9. Regulation FD Disclosure

       On July 26, 2002, Internet Capital Group, Inc. (the "Company") posted to its web site at www.internetcapital.com the following Questions and Answers relating to the Offer commenced by the Company. The furnishing of this information shall not be deemed an admission as to the materiality of the information included in this Current Report on Form 8-K. This information is not filed but is furnished pursuant to Regulation FD.

Is ICG repurchasing its debt?  What are the terms?

Yes, ICG has made a cash tender offer (the "Offer") for up to $143 million in aggregate principal amount (the "Offer Amount") of its outstanding 5 1/2% Convertible Subordinated Notes due 2004 (the "Notes"). The terms and conditions of the Offer are set forth in Internet Capital Group's Offer to Purchase, which is dated July 26, 2002. The repurchase is a "Modified Dutch Auction" cash tender offer with a purchase price range of $250-$295 per $1,000 of principal amount up to a maximum aggregate principal amount of $143 million, or approximately 50% of the $286 million in outstanding principal amount of the Notes. This principal amount reflects the previously announced repurchase of $118.6 million worth of debt in June and July 2002, plus an additional repurchase of $41 million since that time.

How much money could ICG spend to repurchase the Notes and where will the cash come from?

The Offer is for a portion of ICG's outstanding debt. In the event that the amount of Notes tendered on or prior to the expiration date for the Offer exceeds the Offer Amount then, subject to the terms and conditions of the Offer, ICG will accept for payment an aggregate principal amount of $143 million of Notes. The Purchase Price is between $250-$295 per $1,000 of principal amount, which would result in aggregate cash consideration of approximately $35.8 million to $42.2 million, not including associated interest or commissions, paid by ICG to those holders tendering their Notes, assuming the total Offer Amount is purchased. The funds required for ICG to consummate the Offer will come from its available cash.

How does the "Modified Dutch Auction" tender offer work?

Under a "Modified Dutch Auction," tendered Notes will be accepted in the order of the lowest to the highest tender prices specified by the tendering holders within the purchase price range. ICG will select the single lowest price so specified (the "Purchase Price") that will enable it to purchase the Offer Amount (or, if less than the Offer Amount, all Notes tendered). ICG will pay the same Purchase Price for all Notes that are tendered at or below the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration terms.

How will the proration procedure work?

In the event that the amount of Notes tendered on or prior to the expiration date for the Offer at or below the Purchase Price exceeds the Offer Amount then, subject to the terms and conditions of the Offer, ICG will accept for payment such Notes that are tendered at or below the Purchase Price on a pro rata basis from among the tendered Notes. Notes tendered above the Purchase Price will not be accepted for payment.

Why is ICG repurchasing its debt now?

Having continued to work aggressively to strengthen ICG's liquidity position and improve its financial flexibility, ICG has decided that pursuing a cash tender offer to buy back a portion of its debt is an attractive economic investment at this time and a good opportunity to strengthen its balance sheet.

When will the Offer expire?

The Offer for the Notes is anticipated to expire at 12:00 Midnight, New York City time, on August 23, 2002, unless the Offer is extended. Tendered Notes may be withdrawn at any time prior to the expiration date.

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How can I get more information about the Offer?

Additional information concerning the terms of the Offer, including all questions relating to the mechanics of the Offer, may be obtained by contacting Credit Suisse First Boston Corporation ("CSFB"), the Dealer Manager for the Offer, at (800) 820-1653 (toll free) or (212) 325-5415 (call collect).

How can I obtain copies of the required documents?

Copies of the Offer to Purchase, Letter of Transmittal and related documents may be obtained from D.F. King & Co., Inc., the Information Agent for the Offer, at
(800) 859-8508 (toll free) or (212) 269-5550 (call collect).






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                                    SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          INTERNET CAPITAL GROUP, INC.


                                          By: /s/ Henry N. Nassau
                                              ---------------------------------
                                              Name:  Henry N. Nassau
                                              Title: Managing Director & General
                                                     Counsel

Date: July 26, 2002